SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
NEVADA POWER COMPANY
(Exact name of registrant as specified in its charter)

Nevada	88-0420104

(State of incorporation or organization)	(IRS Employee Identification No.)

6226 West Sahara Avenue, Las Vegas, Nevada	89146

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act: N/A
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file numbers to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, no par value per share
(Title of each class to be so registered)
N/A
(Name of each exchange on which each class is to be registered)

Item 1. Description of Registrant’s Securities to be Registered
     The following description of Nevada Power Company’s common stock and the related provisions of its restated Articles of Incorporation and by-laws are summaries and are qualified by reference to its restated Articles of Incorporation and by-laws, which have been previously filed with the SEC and are exhibits to this registration statement, as well as to applicable Nevada law.
     Nevada Power Company (the “Company”) is authorized to issue 1,000 shares of common stock, no par value per share (the “Common Stock”), and 8,000,000 shares of preferred stock of which 4,000,000 shares have a par value of $25.00 per share and 4,000,000 shares have a par value of $50.00 per share (the “Preferred Stock”). Sierra Pacific Resources, our parent, owns and holds all 1,000 shares of our outstanding and authorized, fully paid and non-assessable Common Stock. There are no shares of Preferred Stock issued or outstanding. See the Company’s Amendment No. 1 to Registration Statement on Form S-3, filed on May 25, 2006 for a description of the Preferred Stock.
     Holders of our Common Stock are entitled to one vote per share on all matters on which holders of Common Stock may vote. Our Common Stock does not provide for conversion, sinking fund, redemption or preemption rights. The holders of our Common Stock are entitled to share ratably in all of the assets available for distribution to the holders of Common Stock upon liquidation, dissolution or winding up of the Company’s affairs.
     Holders of our Common Stock have the right to receive dividends equally and ratably if and when declared by our Board of Directors out of funds legally available for such dividends. The Company has entered into certain agreements which set restrictions on the amount of dividends that it may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The Company is subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends that may be declared and paid by the Company. The Company is also subject to a federal statutory limitation on the payment of dividends. See the Company’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended September 30, 2006 for a description of the various dividend restrictions applicable to the Company.
Item 2. Exhibits

Exhibit No.	Description
1	Restated Articles of Incorporation of Nevada Power Company dated July 28, 1999 (previously filed as Exhibit 3(B) to Form 10-K for the year ended December 31, 1999).

2	By-Laws of Nevada Power Company (previously filed as Exhibit 3(C) to Form 10-K for the year ended December 31, 1999).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 28, 2006	NEVADA POWER COMPANY
	By:	/s/ Paul J. Kaleta
Paul J. Kaleta
Senior Vice President, General Counsel & Secretary

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